Exhibit 99.1

Horizon Offshore, Inc. to Begin Trading on the OTC Bulletin Board;
Provides Update Regarding Proposed
Recapitalization and Refinancing of Indebtedness

     HOUSTON, March 30, 2005 (PRIMEZONE) — Horizon Offshore, Inc. (NasdaqNM:HOFF - News) announced that it has decided to voluntarily delist its shares of common stock from the Nasdaq National Market, effective as of the close of business on Friday, April 1, 2005. The Company’s common stock is expected to be available for trading on the NASD OTC Bulletin Board when the market opens on Monday, April 4, 2005. The Company elected to delist its common stock from the Nasdaq National Market so that it may issue common stock and convertible preferred stock in the debt for equity exchange component of its proposed recapitalization without the lengthy delay associated with obtaining stockholder approval required under the Nasdaq Marketplace Rules.

     The Company expects to close tomorrow a $70 million secured term loan facility with certain holders of its existing subordinated notes in the refinancing component of its proposed recapitalization. If successfully completed, the Company will use the net loan proceeds to refinance and restructure its debt maturing in 2005 and obtain working capital financing necessary for the Company to continue its operations. In connection with closing this financing transaction, the Company expects to amend its existing credit facilities and enter into a new recapitalization letter agreement with holders of all of the Company’s subordinated notes that will terminate the Company’s October 29, 2004 recapitalization letter agreement.

     If executed, the new recapitalization letter agreement will require that the Company use its best efforts to exchange 60 million shares of common stock and a class of mandatorily convertible redeemable preferred stock for approximately $85 million of subordinated notes and all outstanding shares of the Company’s redeemable participating preferred stock. The common and preferred stock issued in the debt for equity exchange on an as “as converted” basis will be equivalent to 95% of the Company’s outstanding common stock after giving effect to the recapitalization transaction. The new preferred stock will automatically convert into shares of the Company’s common stock upon an amendment to the Company’s certificate of incorporation to increase the authorized shares of its common stock. Prior to such mandatory conversion, the new preferred stock will have a liquidation preference equal to $40 million. The equity will also be issued in consideration of, among other things, the subordinated note holders providing the $70 million secured term loan and amending the terms of the $25 million of subordinated notes that are expected to remain outstanding following the closing of the proposed exchange transactions to extend their maturity and reduce their interest rate to 8% per annum. The proposed recapitalization transactions would result in substantial dilution to the Company’s existing common stockholders. Accordingly, any investment in the Company’s common stock will continue to be highly speculative.

     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry in the U.S. Gulf of Mexico, West Africa, Southeast Asia, Latin America and the Mediterranean. The Company’s fleet is used to perform a wide range of marine construction activities, including installation of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.

     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s substantial amount of debt and high reliance on external sources of financing and improved cash flow to meet its obligations and reduce its existing debt; the Company’s ability to complete the recapitalization of its equity structure and to extend and refinance its credit facilities; the potential receipt of an audit opinion with a “going concern’’ explanatory paragraph from its independent auditors; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with Williams and the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should,’’ “expects,’’ “believes,’’ “anticipates,’’ “may,’’ “could,’’ etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.

Contact:	Horizon Offshore, Inc. David W. Sharp (713) 361-2630

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